EXHIBIT (k)(2)

ADMINISTRATION AGREEMENT
for
REPORTING AND ACCOUNTING SERVICES

Agreement dated as of July 9, 1992 between STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the "Bank") and The China Fund, Inc., a Maryland corporation (the "Fund").

WHEREAS, the Bank provides administrative and other services to investment companies and others; and

WHEREAS, the Fund desires to retain the Bank to render certain administrative and other services with respect to the Fund and the Bank is willing to render such services on the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto agree as follows:

1.    Appointment of Administrator

The Fund hereby appoints the Bank to act as administrator with respect to the Fund for purposes of reporting and accounting to the Fund for the period and on the terms set forth in this Agreement. The Bank accepts such appointment and agrees to render the services stated herein and to provide the office facilities and the personnel required by it to perform such services. In connection with such appointment, the Fund will deliver to the Bank copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

A.    Certified copies of the Articles of Incorporation of the Fund as presently in effect and as amended from time to time;

B.    A certified copy of the Fund's By-Laws as presently in effect and as amended from time to time;

C.    The Fund's most recent registration statement on Form N-2 as filed with, and declared effective by, the U.S. Securities and Exchange Commission, and all amendments thereto;

D.    Each resolution of the Board of Directors of the Fund authorizing the original issue of its shares;

E.    Certified copies of the resolutions of the Fund's Board of Directors authorizing: (1) this Agreement, (2) certain officers and employees of the Fund to give instructions to the Bank pursuant to this Agreement and (3) certain officers and employees of the Fund to sign checks and pay expenses on behalf of the Fund;

F.    A copy of the Management Agreement;

G.    A copy of the investment advisory agreements between the Fund and the Investment Manager and the Direct Investment Manager;

H.    A copy of the Custodian Agreement between the Fund and its custodian;

I.    A copy of the Transfer Agency and Registrar Agreement between the Fund and its transfer agent; and

J.    Such other certificates, documents or opinions which the Bank may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

2.    Representation and Warranties of the Bank

The Bank represents and warrants to the Fund that:

A.    It is a Massachusetts trust company, duly organized and existing in good standing under the laws of the Commonwealth of Massachusetts;

B.    It is duly qualified to carry on its business in the Commonwealth of Massachusetts;

C.    All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement; and

D. It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.    Authorized Shares

The Fund certifies to the Bank that, as of the close of business on the date of this Agreement, the Fund is authorized to issue shares of beneficial interest, and that the Board of Directors of the Fund has the power to classify or reclassify unissued shares of stock, from time to time, into one or more additional classes, and that it would initially offer shares in the authorized amounts as set forth in Schedule A attached hereto.

4.    Reporting and Accounting Services

The Bank shall discharge the responsibilities set forth in Schedule B hereof subject to the control of the Fund in accordance with procedures established from time to time between the Fund and the Bank.

It is the responsibility of the Fund and/or its outside legal counsel and accountants to notify the Bank in a timely manner of any change to any rule, regulation, law or statute that will affect the services to be provided hereunder. The Bank agrees that all services provided hereunder are subject to review and correction by the Fund's accountants and legal counsel and the services provided by Bank shall not constitute the practice of public accountancy or law.

5.    Services to be Obtained by the Fund

The Fund shall provide for any of its own:

A.    Organizational expenses;

B.    Services of an independent accountant;

C.    Services of outside legal and tax counsel (including such counsel's review of the Fund's registration statement, proxy materials, federal and state tax qualification as a regulated investment company, and other reports and materials prepared by the Bank under this Agreement);

D.    Any services contracted for by the Fund directly from parties other than the Bank;

E.    Trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Fund;

F.    Investment advisory services;

G.    Taxes, insurance premiums and other fees and expenses applicable to its operation;

H.    Costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the preparation, printing and mailing of any proxy materials;

I.    Administration of and costs incidental to Directors' meetings, including fees and expenses of Directors;

J.    The salary and expenses of any officer or employee of the Fund;

K.    Costs incidental to the preparation, printing and distribution of the Fund's registration statements and any amendments thereto, and shareholder reports;

L.    All applicable registration fees and filing fees required under the securities laws of the United States and state regulatory authorities;

M.    Preparation and filing of the Fund's tax returns, Form N-2, Annual Report and Semi-Annual Report on Form N-SAR, and all notices, registrations and amendments associated with applicable tax and securities laws of the United States and state regulatory authorities; and

N.    Fidelity bond and directors' and officers' liability insurance.

6.    Fees

The Bank shall receive from the Fund such compensation for the Bank's services provided and the expenses incurred pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties hereto and initially set forth herein in Schedule C attached hereto. In addition, the Bank shall be reimbursed by the Fund for the out-of-pocket costs incurred in connection with this Agreement.

7.    Instructions

At any time the Bank may apply to any officer of the Fund for instructions and may consult with legal counsel for the Fund or its own outside legal counsel, the outside counsel for the Fund or the outside auditors for the Fund at the expense of the Fund, with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement. The Bank shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in good faith in reliance upon such instructions or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Bank shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund.

8.    Limitation of Liability and Indemnification

a.    The Bank shall be responsible for the performance of only such duties as are set forth herein and shall have no responsibility for the actions or activities of any other party including other service providers. The Bank shall have no liability for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misconduct of the Bank, its officers or employees. In any event, the Bank's liability shall be limited to its total annual compensation earned and fees paid during the preceding twelve months for any liability suffered by the Fund including, but not limited to, any liability relating to qualification of the Fund as a regulated investment company or any liability relating to the Fund's compliance with any federal or state tax or securities statute, regulation or ruling.

b.    The Fund shall indemnify and hold the Bank harmless from all loss, cost, damage and expense, including reasonable expenses for counsel, incurred by the Bank resulting from any claim, demand, action or suit in connection with the Bank's acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been executed by a duly authorized officer of the Fund, provided that this indemnification shall not apply to actions or omissions of the Bank, its officers or employees in cases of its or their own gross negligence or willful misconduct.

c.    The Fund will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided above. In the event the Fund elects to assume the defense of any such suit and retain such counsel, the Bank or any of its affiliated persons, named as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless the Fund shall have specifically authorized the retaining of such counsel.

d.    The indemnification contained herein shall survive the termination of this Agreement.

e.    This Section 8 shall not apply with respect to services covered by the Custodian Agreement or the Transfer Agency and Registrar Agreement.

9.    Confidentiality

The Bank agrees that, except as otherwise required by law, it will keep confidential the terms of this Agreement, all records and information in its possession relating to the Fund or its shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the written consent of the Fund.

10.    Compliance with Governmental Rules and Regulations

The Fund assumes full responsibility for complying with all applicable requirements of the Investment Company Act, the Securities Act of 1933, the Securities Exchange Act of 1934, and the Internal Revenue Code of 1986, all as amended, and any laws, rules and regulations issued thereunder.

The Bank shall maintain and preserve for the periods prescribed such records relating to the services to be performed by the Bank under this Agreement as are required pursuant to the Investment Company Act. All such records shall at all times remain the respective properties of the Administrator or the Fund, shall be readily accessible during normal business hours to each, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. Records shall be surrendered in usable machine-readable form.

11.    Status of the Bank

The services of the Bank to the Fund are not to be deemed exclusive, and the Bank shall be free to render similar services to others. The Bank shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Fund from time to time, have no authority to act or represent the Fund in any way or otherwise be deemed an agent of the Fund.

12.    Printed Matter

Neither the Fund nor the Bank shall publish or circulate any printed matter which contains any reference to the other party without such party's prior written approval. The Fund may circulate such printed matter as refers in accurate terms to the Bank's appointment hereunder provided that the Bank is given a copy of such material prior to its first use.

13.    Term, Amendment and Termination

This Agreement may be modified or amended from time to time by mutual agreement between the parties hereto. The Agreement shall remain in effect for a period of one year from the date the Fund first accepts money for investment, and shall automatically continue in effect thereafter with respect to such Fund unless terminated by a party at the end of such period or thereafter on sixty (60) days' prior written notice. Upon termination of this Agreement the Fund shall pay to the Bank such compensation as may be due under the terms hereof as of the date of such termination including reasonable out-of-pocket expenses associated with such termination.

14.    Notices

Any notice or other communication authorized or required by this Agreement to be given to any party mentioned herein shall be sufficiently given if addressed to such party and mailed postage prepaid or delivered to its principal office.

15.    Non-Assignability

This Agreement shall not be assigned by any of the parties hereto without the prior consent in writing of the other parties.

16.    Successor

This Agreement shall be binding on and shall inure to the benefit of the Fund and the Bank and their respective successors.

17.    Entire Agreement

This Agreement (and the Fund Profile and Compliance Manual) contains the entire understanding between the parties hereto and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing. This Agreement cannot be modified or terminated except in accordance with its terms or by a writing signed by all parties.

18.    Governing Law

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

STATE STREET BANK TRUST COMPANY
By: /s/ Ronald E. Logue

Name Ronald E. Logue

Title: Senior Vice President

THE CHINA FUND, INC.
By: /s/ Thomas R. Callahan

Name Thomas R. Callahan

Title: Secretary and Treasurer

SCHEDULE A
TO
ADMINISTRATION AGREEMENT

Portfolio,	Authorized Shares and Class
(Unlimited authorization and a single class unless otherwise noted.)

• The China Fund, Inc. Common Stock	10,000,000 shares

•

SCHEDULE B
TO
ADMINISTRATION AGREEMENT

Reporting and Accounting Services Provided by the Bank

(a)	Oversee the determination and publication of the Fund's net asset value in accordance with the Fund's policy as adopted from time to time by the Board of Directors;
(b)	Oversee the maintenance by the Bank and Fund of certain books and records of the Fund as required under Rule 31a-l(b)(4) of the Investment Company Act;
(c)	Prepare the Fund's federal, state and local income tax returns for review by the independent accountants and filing by the treasurer;
(d)	Review the appropriateness of and arrange for payment of the Fund's expenses;
(e)	Perform such compliance reviews of the Fund as may be agreed upon between the Fund and the Bank.
(f)	Prepare for review and approval by officers of the Fund financial information for the Fund's semi-annual and annual reports, proxy statements and other communications with shareholders;
(g)	Prepare for review by an officer and counsel of the Fund certain periodic financial reports required by the Securities and Exchange commission as may be mutually agreed upon;
(h)	Prepare reports relating to the business and affairs of the Fund as may be mutually agreed upon and not otherwise appropriately prepared by the Fund's Investment Manager, the Direct Investment Manager, custodian, counsel or auditors;
(i)	Make such reports and recommendations to the Board concerning the performance of the independent accountants as the Board may reasonably request or deems appropriate;
(j)	Make such reports and recommendations to the Board concerning the performance and fees of the Fund's custodian and shareholder servicing agent as the Board may reasonably request or deems appropriate;
(k)	Oversee and review calculations of fees paid to the Investment Manager, the custodian, the shareholder servicing agent and the economic advisor;
(l)	Consult with the Fund's officers, independent accountants, legal counsel, custodian and shareholder servicing agent in establishing the accounting policies of the Fund;
(m)	Review implementation by the Fund of any dividend reinvestment programs authorized by the Board of Directors;
(n)	Provide such assistance to the Investment Manager and the Direct Investment Manager, the custodian, the shareholder servicing agent and the Fund's counsel and auditors as may be mutually agreed upon to properly carry on the business and operations of the Fund; and
(o)	Respond to or refer to the Fund's officers or shareholder servicing agent any shareholder inquiries relating to the Fund.

Certain details of the scope of the Bank's services hereunder shall be documented in the Compliance Manual and Fund Profile as amended from time to time.

STATE STREET BANK AND TRUST COMPANY
ADMINISTRATION FEE SCHEDULE
THE CHINA FUND, INC.

I.    Fund Administration Services

Average Assets	Annual Fee (Expressed in Basis Points: 1/100 of 1%)

First $150 Million/Fund	8
Next $150 Million/Fund	6
Thereafter	4

Minimum / Fund	$65,000

II.    Out-Of-Pockets includes but may not be limited to:

–    Printing for shareholder reports and SEC filings

–    Legal fees

–    Audit fees

–    Printing, postage, telephone, fax and photocopying

–    Supplies related to fund records

–    Travel and lodging for Board of Directors' meetings and

–    Operations meetings.

–    Total Returns $225 per fund, per month

–    Advertised Yields $300 per fund, per month

III.    External Publication And Financial Reporting

The following are included in the basis point fee.

1.    Semi-Annual and annual financial statements.

•	Additional financial preparation is available at a cost of $1,500 per financial per fund.

2.    Questionnaire preparation for the following industry publications on a monthly or weekly basis:

A.    Investment Company Institute monthly and quarterly questionnaire

B.    Lipper analytical monthly and quarterly questionnaire

C.    Donoghue's monthly and quarterly questionnaire

D.    Donoghue's weekly money market questionnaire

E.    Morningstar monthly questionnaire

•	Additional external publication questionnaires are available at a cost of $500 per questionnaire per year.

IV.    Special Arrangements

Fees for activities of a non-recurring nature such as fund consolidations or reorganizations, and/or preparation of special reports will be subject to negotiation.

V.    Term of the Contract

The parties agree that this fee schedule shall remain in effect through December 31, 1993, and from year to year thereafter until it is revised as a result of negotiations initiated by either party.

THE CHINA FUND, INC.		STATE STREET BANK AND TRUST CO.

By	/s/ Thomas R. Callahan	By	/s/ Ronald E. Logue

Title	Secretary and Treasurer	Title	Vice President

Date	July 9, 1992	Date	July 8, 1992